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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    Form 8-K


                                 CURRENT REPORT




                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934




Date of report (Date of earliest event reported):                August 1, 1996



                             CALIFORNIA JOCKEY CLUB
             (Exact name of registrant as specified in its charter)


   Delaware                        001-09319                    94-0358820
  (State of                 (Commission File Number)          (IRS Employer
Incorporation)                                              Identification No.)


            2600 South Delaware Street, San Mateo, California, 94403
               (Address of principal executive offices) (Zip Code)

                                 (415) 573-4514
              (Registrant's telephone number, including area code)


          (former name or former address, if changed since last report)


                                 Total Pages 8


                   Index to Exhibits appears on page 5 herein

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Item 6. Resignations of Registrant's Directors.

         On August 2, 1996, the California Jockey Club (the "Company") filed preliminary proxy materials with respect to a possibly contested election of directors. In connection with such materials, the Company indicated that James
P. Conn, James M. Harris, Brian M. Herrera and Kjell H. Qvale were nominated for re-election to the Board of Directors of the Company (the "Board").

         By letter dated August 1, 1996 and received by the Company on August
2, 1996, a copy of which is attached hereto as Exhibit 17.01 and incorporated herein by reference, Marylin K. Gunderson informed the Company that she declines to stand for re-election to the Company's Board for the next election year because of her disagreements with certain Board actions. In such letter, Ms. Gunderson indicates her belief that the Board's action of entering into a contract for the sale of the Bay Meadows stable area without first providing for stabling for horses to race at Bay Meadows has jeopardized the future racing licenses for the Bay Meadows Operating Company ("BMOC"). She states her belief that the Company did not receive full value for its real estate in the negotiated sale of the stable area or training track acreage. Ms. Gunderson indicates her wish not to run for re-election on a slate with current Board director James P. Conn.

         By letter dated August 2, 1996 and received by the Company on August 6, 1996, a copy of which is attached hereto as Exhibit 17.02 and incorporated herein by reference, Richard E. Perazzo informed the Company that he declines to stand for re-election to the Board for the next election year because of his disagreements with certain Board actions. In such letter, Mr. Perazzo indicates his disapproval of the Company's barn area transaction due to the lack of a written financial analysis supporting its economic feasibility and proposed price. Mr. Perazzo expresses concerns that the transaction may be treated as a sale rather than a tax deferred exchange and that the consequences of such treatment will include, among other things, adverse income tax consequences to the Company or its stockholders, leaving the Company with significantly less assets and market value and complicating BMOC's attempts at obtaining future racing licenses. Mr. Perazzo states his concern with respect to the proposed sale/exchange of the training track and the fact that the Board has never been presented with a feasibility study thereof. Mr. Perazzo asserts that no meetings of the Board's Audit Committee were held during 1995 and that none were held during 1996 until after the filing of the 1996 Form 10-K. Mr. Perazzo asserts that the Board was aware that filings with the Securities and Exchange Commission were not being timely filed and possible accounting problems existed, but chose to ignore the situation.

         Each of Ms. Gunderson and Mr. Perazzo requested that the respective letters be disclosed in accordance with Item 6(a) of Form 8-K.

         The Board has not nominated either Ms. Gunderson or Mr. Perazzo for re-election, and disagrees with the viewpoints relating to the transactions and other matters expressed in each of the foregoing letters. As a result of these land sales, the Board expects to diversify the Company's real estate portfolio to significantly increase revenues, profits and stockholder value, as well as to generate the additional funds for the barns and training facilities that Bay Meadows needs.

         In recent years, race track operators across the country have been confronted with decreasing revenues resulting from a steady decline in daily attendance. The Board believes, and BMOC management has confirmed, that the barn and training facilities at Bay Meadows are in need of extensive and costly replacement or repair. F. "Jack" Liebau, the President and Chief Executive Officer of BMOC, estimated during BMOC's 1995 annual meeting of stockholders that the cost of the replacement of these facilities would be $12 million to $15 million. As BMOC does not possess the funds necessary to replace these facilities, the Company has entered into two separate agreements for the sale of an aggregate of 73 acres of the 178 acres of land at Bay Meadows (including a 33-acre parcel where the barns are now situated). Gross proceeds to the Company will be approximately $52 million. The Company believes that this amount represents a fair price and that the transactions are in the best interests of stockholders. Moreover, the Company has been advised by its legal counsel that it would be a breach of the Company's obligations to terminate the agreement for the sale of the parcel where the barns are situated. In addition, that agreement allows the Company to effect the transaction as a tax deferred exchange and, while there can be no assurance that a suitable exchange site allowing for such treatment will be located, the Board presently intends to seek tax-deferred treatment of the transaction.

         With respect to the other matters raised in the foregoing letters, Mr. Perazzo's assertion that no meetings of the Audit Committee were held until after the most recent filing on Form 10-K is incorrect. The Audit Committee held a meeting at which Mr. Perazzo was present immediately prior to the filing of the Annual Report on Form 10-K for fiscal year ended December 31, 1995.


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     Mr. Perazzo's letter fails to specifically identify any untimely filings with the Securities and Exchange Commission or possible accounting problems. The Board is not aware of any untimely filings made by the Company or of any ongoing accounting problems.


     The Board believes that Ms. Gunderson's statements concerning Mr. Conn arise from a personal dispute resulting from the previous termination of her son's employment with BMOC by Mr. Conn.



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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: August 8, 1996

                               CALIFORNIA JOCKEY CLUB



                               By:  /s/ Kjell H. Qvale
                                  ---------------------------------------------
                                    Name:   Kjell H. Qvale
                                    Title:  Chairman of the Board and Secretary


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                                  EXHIBIT INDEX

Exhibits.


                  17.01 Letter re Director Resignation dated August 1, 1996 by Marylin K. Gunderson.

                  17.02 Letter re Director Resignation dated August 2, 1996 by Richard E. Perazzo.


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